Exhibit (g)(18)

May 29, 2015

State Street Bank and Trust Company

Attn: Michael Rogers

2000 Crown Colony Dr.

Quincy, MA 02169

Ladies and Gentlemen:

This is to advise you that Artisan Partners Funds, Inc. has established a new series of shares to be known as Artisan Developing World Fund. The series has three classes, Investor Shares, Advisor Shares and Institutional Shares. In accordance with the Additional Funds provision in Section 18 of the Custodian Contract dated March 7, 1995, as amended April 27, 2000, August 6, 2003 and November 1, 2008, between Artisan Partners Funds, Inc. and State Street Bank and Trust Company, Artisan Partners Funds, Inc. hereby requests that you act as Custodian for the new series under the terms of the Custodian Contract.

Please indicate your acceptance of this appointment as Custodian by executing two copies of this Letter Agreement, returning one copy to us and retaining one copy for your records.

ARTISAN PARTNERS FUNDS, INC.

By:	/s/ Gregory K. Ramirez
Gregory K. Ramirez
Chief Financial Officer

Agreed to as of this 22nd day of June, 2015

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Gunjan Kedia
Name: Gunjan Kedia
Title: Executive Vice President